Exhibit 10.45

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT VIR BIOTECHNOLOGY, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

January 12, 2022

Vir Biotechnology, Inc.

499 Illinois Street, Suite 500

San Francisco, CA 94158

Re: Strategic Relationship between the Bill & Melinda Gates Foundation and Vir Biotechnology, Inc.

Ladies and Gentlemen:

This amended and restated letter agreement (including all appendices hereto, this “Letter Agreement”) is entered into as of January 12, 2022 by and between the Bill & Melinda Gates Foundation (the “Foundation”), a Washington charitable trust that is a tax-exempt private foundation, and Vir Biotechnology, Inc., a Delaware corporation (the “Company”) and is effective on the Amendment Effective Date (as defined below). This Letter Agreement amends and restates in its entirety the letter agreement entered into as of December 23, 2016 (“Effective Date”) by and between the Foundation and the Company (the “Prior Agreement”), in connection with the investment by the Foundation of twenty million dollars ($20,000,000.00) in the Company through the purchase of (i) ten million dollars ($10,000,000.00) of shares of Series A-1 Preferred Stock, par value $0.0001, of the Company (the “Series A-1 Shares”) at a purchase price of [***] per share and (ii) ten million dollars ($10,000,000.00) of shares of Series B Preferred Stock, par value $0.0001, of the Company (the “Series B Shares”) at a purchase price of [***] per share ((i) and (ii) are collectively, the “HIV/TB Investment”). The Series A-1 Shares and Series B Shares were converted into shares of the Company’s common stock in connection with the Company’s initial public offering (the “Conversion Shares”). This Letter Agreement is amended and restated in connection with the investment by the Foundation of approximately forty million dollars ($40,000,000.00) in the Company (the “Antibody Development Investment” and together with the HIV/TB Investment, the “Foundation Investment”) through the purchase of the New Shares (as defined below, and together with the Conversion Shares, the “Shares”). The Foundation purchased the Conversion Shares pursuant to and in accordance with the provisions of the investment documents executed in connection with the Company’s offering of Series A-1 Preferred Stock and Series B Preferred Stock, including, without limitation, the Series A-1 and Series B Preferred Stock Purchase Agreement, dated December 23, 2016, the Investors’ Rights Agreement, dated December 23, 2016, the Right of First Refusal and Co-Sale Agreement, dated December 23, 2016, and the Voting Agreement, dated December 23, 2016 (together with the Prior Agreement, in each case as amended from time to time in accordance with their terms, collectively, the “HIV/TB Investment Documents”) and is purchasing the New Shares pursuant to and in accordance with the Common Stock Purchase Agreement dated January [ ], 2022, between the Company and the Foundation, the “SPA”, this Letter Agreement and the Grant Agreement INV-033423 (collectively, the “Antibody Development Investment Documents” and together with the HIV/TB Investment Documents, the “Investment Documents”). Capitalized terms not defined herein shall have the same meanings given to them in the applicable Investment Document, depending on the context in which such defined term is used herein.

In consideration of the sale and issuance of the Shares by the Company, and the purchase of the Shares by the Foundation, in each case on the terms and conditions stated herein and in the other Investment Documents, and for other good and valuable consideration, the parties hereby agree as follows:

1. Definitions. For the purposes of this Letter Agreement the following terms have the meanings indicated.

“Affiliate” of an entity means any person or entity that, directly or indirectly, controls, is controlled by or is under common control with such entity for so long as that control exists, where “control” (for purposes of this definition of “Affiliate” only) means having the decision-making authority as to the entity and, further, where that control shall be presumed to exist only where a person or entity owns more than 50% of the equity (or that lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) entitled to vote regarding composition of the board of directors or other body entitled to direct the affairs of the entity.

“Amendment Effective Date” means the date of the closing of the Antibody Development Investment pursuant to the SPA.

“Antibody Development Investment” has the meaning given in the introductory paragraph.

“Antibody Development Investment Documents” has the meaning given in the introductory paragraph.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition that are applicable to this Letter Agreement.

“Binding Agreement” has the meaning given in Section 6(e).

“Charitability Default” has the meaning given in Section 6(b).

“Charitability Requirements” has the meaning given in Section 2(a).

“Claim” has the meaning given in Section 14.

“CMV Vaccine” means the Company’s broadly enabling human CMV (hCMV)-based vaccine platform applicable to the prevention and/or treatment of HIV and TB using a human attenuated hCMV as the base vector to deliver specific vaccine antigens.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“COGS” means, with respect to a product, [***]. In no event shall COGS include [***].

“Confidential Information” means all processes, formulae, data, know-how, improvements, inventions, chemical or biological materials, chemical structures, techniques, marketing plans, strategies, customer lists, or other information that has been created, discovered or developed by a party, or has otherwise become known to a party, or to which rights have been assigned to a party, as well as any other information and materials that are deemed confidential or proprietary to or by a party (including all information and materials of a party’s customers and any other third-party and their consultants), in each case, that are disclosed by such party or its representatives to the other party or its representatives, and that is marked or identified as confidential at the time of disclosure or that should reasonably be understood to be confidential based on the nature of the information and the manner of disclosure.

“Conversion Shares” has the meaning given in the introductory paragraph.

“Developing Countries” means [***]. If at the Developing Country Determination Date there is [***], the attached Appendix 1 will be used as the list of Developing Countries. Following the determination of the list of Developing Countries at the Developing Country Determination Date, such list may be modified from time to time by mutual agreement of the Foundation and the Company, provided that if at any time during the term of this Letter Agreement any of the countries listed on the attached Appendix 1 other than [***], such country shall be removed from the list of Developing Countries on the [***] of the date on which it [***] and shall no longer be deemed to be a “Developing Country” as defined in this Letter Agreement. For the avoidance of doubt, in no event shall any country or other political jurisdiction be added to Appendix 1 as a Permanently Eligible Country without the express written consent of the Foundation and the Company.

“Developing Country Determination Date” means the date on which the Company first commercializes a product relating to or arising out of the HIV Vaccine Program, TB Vaccine Program, Vaccinal Antibody Development Program, or any other Global Health Project.

“Disclosing Party” has the meaning given in Section 18(a).

“Existing Agreements” means the existing collaboration or license agreements of the Company set forth on Appendix 2.

“Existing [***] Grant Agreements” has the meaning given in Section 3(c).

“Fair Market Value” means (i) if the Company’s common stock, par value $0.0001 per share (the “Common Stock”), is not listed for trading on a national securities exchange, the fair market value of the Foundation Stock as determined by a mutually agreed upon (such agreement not to be unreasonably withheld, conditioned or delayed) independent third-party appraiser or (ii) if the Common Stock is listed on a national securities exchange, the average of the closing bid prices of a share of Common Stock as reported on the applicable securities exchange for the period of thirty consecutive trading days ending on the trading day immediately prior to the closing date of the redemption or purchase (provided that, if there is more than one such securities exchange, the Company shall designate the appropriate securities exchange for purposes of determining the Fair Market Value).

“Foundation-supported Entity” means an entity that receives funding, directly or indirectly, from the Foundation, collaborates with the Foundation, or both, for the purpose of accomplishing the Foundation’s charitable objectives.

“Foundation Indemnities” has the meaning given in Section 14.

“Foundation Investment” has the meaning given in the introductory paragraph.

“Foundation Stock” has the meaning given in Section 6(c).

“Funded Developments” means the products and product candidates (including the HIV Vaccine Product, TB Vaccine Product, HIV Vaccinal Antibody Product, and Malaria Vaccinal Antibody Product), services, processes, technologies, materials, software, data, other innovations, and intellectual property developed by or on behalf of the Company or its subsidiaries in connection with the HIV Vaccine Program, the TB

Vaccine Program, the Vaccinal Antibody Development Program, or any other Global Health Project (including modifications, improvements, and further developments to Platform Technology). For clarity, product candidates will include candidates developed as part of a Global Health Project, which have been discontinued by the Company. Funded Developments includes the CMV Vaccine (and any and all data, documentation, methods, processes, test results, or other know how that is owned or controlled by the Company or any of its Affiliates (including through a license) and that are reasonably necessary or useful for the research, development, or operation of the CMV Vaccine, including materials, know-how and intellectual property owned or controlled by the Company or any of its Affiliates, whether existing at closing or later developed, owned or controlled by the Company or any of its Affiliates) to the extent funded by the Foundation or a Foundation-supported Entity with funds provided by the Foundation.

“Global Access” means (a) the knowledge and information gained from the Global Health Projects will be promptly and broadly disseminated, and (b) the Funded Developments will be made available and accessible at an affordable price to people most in need within Developing Countries.

“Global Access Commitments” has the meaning given in Section 3.

“Global Health Projects” means the HIV Vaccine Program, the TB Vaccine Program, the Vaccinal Antibody Development Program, and any other mutually agreed project conducted by the Company under the terms of this Letter Agreement that is funded by the Foundation or a Foundation-supported Entity with funds provided by the Foundation for the project, including through a grant, contract, or program-related investment as contemplated by Section 3(a)(iv).

“Good Reason” has the meaning given in Section 3(a)(iv).

“HIV Vaccinal Antibody Product” means the product applicable to the treatment and/or amelioration of HIV disease developed pursuant to the Vaccinal Antibody Development Program.

“HIV Vaccine Product” means the product applicable to the treatment, prevention, and/or amelioration of HIV disease developed pursuant to the HIV Vaccine Program.

“HIV Vaccine Program” means the Company’s research, development, and product launch of a safe and effective product applicable to the treatment, prevention, and/or amelioration of HIV disease [***].

“HIV Vaccine Program Report” has the meaning given in Section 3(a)(vii).

“HIV/TB Investment” has the meaning given in the introductory paragraph.

“HIV/TB Investment Documents” has the meaning given in the introductory paragraph.

“IAVI” means the International AIDS Vaccine Initiative.

“Investment Documents” has the meaning given in the introductory paragraph.

“License Trigger” has the meaning given in Section 3(f)(ii).

“Malaria Vaccinal Antibody Product” means the product applicable to the prevention and/or amelioration of malaria developed pursuant to the Vaccinal Antibody Development Program.

“Minimum Purchase Price” has the meaning given in Section 6(d).

“New Shares” means shares of the Common Stock issued pursuant to the SPA.

“[***]” means [***].

“[***] Grant Agreements” has the meaning given in Section 3(c).

“Platform Technology” means the CMV Vaccine and any other intellectual property (in each case including any and [***]. For clarity, the Platform Technology shall include materials, know-how and intellectual property owned or controlled by the Company or its Affiliates, whether existing at closing or later developed, owned or controlled by the Company or its Affiliates.

“Prior Agreement” has the meaning given in the introductory paragraph.

“Public Sector” means purchases of a product developed in connection with TB Vaccine Project for use in [***].

“Reasonable Efforts” means the Company will use [***]. To the extent that any provision in this Letter Agreement identifies specific actions to be taken by the Company as an example, or in connection with the use, of Reasonable Efforts, then the foregoing definition of Reasonable Efforts shall include the requirement of such specific actions in such specific instance; provided, that in no event shall such specific actions be deemed to be required in connection with the use of Reasonable Efforts in any other instance in which such specific actions are not otherwise expressly stated.

“Receiving Party” has the meaning given in Section 18(a).

“Remaining Funds” has the meaning given in Section 3(a)(v).

“Sale Transaction” means a sale or transfer of a controlling number of, or of all or substantially all of the shares of the Company, or an assignment, sale, transfer, or exclusive license of all or substantially all of its material assets to which the subject matter of this Letter Agreement relates, whether by merger, stock transfer or otherwise; provided, that in no event shall any sale, issuance, or transfer of securities for the primary purpose of providing equity financing to the Company or equity compensation to service providers to the Company constitute a Sale Transaction, unless following such sale, issuance or transfer the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, less than 50% of the voting power of the Company or other surviving entity.

“Securities Act” means the Securities Act of 1933, as amended.

“SPA” has the meaning given in the introductory paragraph.

“Target Diseases and Conditions” means [***].

From time to time, if the Foundation identifies more areas of global health as underinvested or disproportionately impacting poor and vulnerable populations, it may so notify the Company and the definition of Target Diseases and Conditions will be so amended with the Company’s written consent, such consent not to be unreasonably withheld, conditioned, or delayed.

“TB” means tuberculosis.

“TB Product” means the product applicable to the treatment, prevention and/or amelioration of TB developed pursuant to the TB Program.

“TB Vaccine Program” means the Company’s research, development, and product launch of a safe and effective product applicable to the treatment, prevention, and/or amelioration of TB that [***].

“TB Program Report” has the meaning given in Section 3(a)(vii).

“Vaccinal Antibody Product” means collectively (a) the HIV Vaccinal Antibody Product and (b) the Malaria Vaccinal Antibody Product.

“Vaccinal Antibody Development Program” means the vaccinal antibody development program set forth in Appendix 3 and any further development to develop an HIV Vaccinal Antibody Product and/or a Malaria Vaccinal Antibody Product.

“Vaccinal Antibody Development Program Report” has the meaning given in Section 3(a)(vii).

“Withdrawal Right” has the meaning given in Section 6(c).

2. Charitable Purposes and Use of Funds; Foundation Technology Access

(a) The Foundation is making the Foundation Investment as a “program-related investment” within the meaning of Section 4944(c) of the Code. The Foundation’s primary purpose in making the Foundation Investment is to further significantly the accomplishment of the Foundation’s charitable purposes, including the relief of the poor, distressed, and underprivileged, the advancement of science, and the promotion of health by seeking to (i) address global health challenges that disproportionately impact developing countries, and (ii) increase the access of poor and distressed individuals and families in developing countries to life-saving and other important vaccines, drugs, and technologies that may assist in the prevention, treatment, and detection of the Target Diseases and Conditions (collectively, the “Charitability Requirements”).

(b) The Foundation is making the Foundation Investment to secure Global Access rights to new, low-cost vaccines and drugs developed (in whole or in part) through the use of the Company’s Platform Technology for the Target Diseases and Conditions. The Foundation believes the Platform Technology has potential application in the Target Diseases and Conditions and, therefore, the Platform Technology (and any improvements and developments thereto), in conjunction with the Global Access Commitments described below, will achieve the Charitability Requirements.

(c) Use of Funds. The Company used the proceeds from the HIV/TB Investment solely (1) to further develop and leverage the Company’s Platform Technology to create Funded Developments that are reasonably expected to comprise or result in affordable drugs, therapeutics, diagnostics, prophylactics, or other health products, services, and interventions for the treatment, prevention, and/or amelioration of Target Diseases and Conditions for people in Developing Countries in accordance with Global Access and (2) to conduct the HIV Vaccine Program and the TB Vaccine Program. At least fifty percent (50%) of the HIV/TB Investment was used to conduct the HIV Vaccine Program and the TB Vaccine Program. Specific deliverables and objectives with respect to development of the Platform Technology and the performance of the HIV Vaccine Program and TB Vaccine Program are set forth below. The Company will use the proceeds from the Antibody Development Investment solely to conduct the Vaccinal Antibody Development Program. For the avoidance of doubt, (i) use by the Company of the proceeds from the Foundation Investment for [***] the HIV Vaccine Program, the TB Vaccine Program, and the Vaccinal Antibody Development Program or the development of Funded Developments (including allocation of reasonable overhead expenses) shall be deemed to be funds used to conduct the HIV Vaccine Program, TB Vaccine Program, Vaccinal Antibody Development Program, and/or such Funded Development, as applicable, in compliance with this Section 2(c); and (ii) the Company is [***]. The Company shall not use any proceeds of the Foundation Investment for the following matters without the Foundation’s approval: (i) a payment of dividends or (ii) any redemption of shares.

3. Global Access Commitments

In furtherance of the Charitability Requirements and Global Access, the Company agrees to the following (collectively “Global Access Commitments”):

(a) Development of Platform Technology; Additional Global Health Projects; Reports.

(i) The Company will use Reasonable Efforts to complete the Platform Technology objectives set forth on Appendix 4 and to utilize the Platform Technology in accordance with the terms of this Agreement, including to advance the HIV Vaccine Program through the completion of Phase 1 clinical trials on the HIV Vaccine Product and to advance the TB Vaccine Program through the completion of IND-enabling studies on the TB Product in furtherance of the Foundation’s Charitable Purpose.

(ii) The Company will use Reasonable Efforts to advance the Vaccinal Antibody Program including by completing the activities outlined in Appendix 3 (unless amended pursuant to Section 3(a)(v) below) to achieve the following objectives: [***].

(A) [***].

(B) [***].

(C) [***].

(D) [***].

(iii) The Company agrees that after completion of the requirements in the preceding Sections 3(a)(i) and 3(a)(ii) (or at such earlier time as the Foundation may elect), the Foundation may request that the Company continue further development of the HIV Vaccine Product, TB Product, and/or any Vaccinal Antibody Product, including through product launch of a final product as further described in Section 3(a)(vi) below.

(iv) In addition to the HIV Vaccine Program, the TB Vaccine Program, and the Vaccinal Antibody Development Program, the Company may work together with the Foundation on additional Global Health Projects based on the Platform Technology for Target Diseases and Conditions in accordance with Section 3(a)(v) below, if applicable, and/ or if mutually agreed between the Company and the Foundation.

(v) If at any time the Foundation and the Company [***] the Antibody Development Investment to achieve the Charitability Requirements to continue some or all of the Vaccinal Antibody Development Program, the parties will [***] on one or more additional Global Health Projects with respect to one or more Target Diseases and Conditions on which to redeploy any remaining funds from the Antibody Development Investment that will not be spent on the Vaccinal Antibody Development Program (the “Remaining Funds”). The parties [***] the Vaccinal Antibody Development Program in part and redeploy a portion of the Remaining Funds to other Global Health Projects. For the avoidance of doubt, the Company will continue the Vaccinal Antibody Development Program [***] and a failure of the work relating to one of malaria or HIV in the Vaccinal Antibody Development Program will not constitute a failure of such program provided that the work on the other indication has not failed.

(A) Any scope of work relating to a Global Health Project to be funded using Remaining Funds will be designed to be completed within [***] after commencement of such scope of work; provided that the Company will continue to perform the activities under such scope of work for a reasonable period if the actual time taken extends beyond such [***] period and provided that there are still Remaining Funds available, for up to a maximum of an additional [***] (or such longer period as the Parties may agree in writing).

(B) If there are Remaining Funds, the Foundation will have until [***] to propose additional scopes of work (whether in connection with a new Global Health Project or further development on an existing Global Health Project) to be funded using such Remaining Funds; provided that if the Foundation has proposed scopes of work to be funded using Remaining Funds but the Company has not agreed to such scopes of work by [***], then such date will be extended until such time as the parties have mutually agreed on the scopes of work (which scopes of work will be designed to be completed within [***] after commencement). The Company will use (or allocate to agreed scopes of work, as applicable) any Remaining Funds that the Foundation has not requested to be redeployed by [***] (or the extended date pursuant to the preceding sentence, if applicable) solely in accordance with Section 2(c)(1). Any dispute pursuant to this Letter Agreement regarding whether it is scientifically or technically feasible to continue a Global Health Project or whether there has been a scientific or technical failure will be resolved in accordance with the dispute resolution procedure described in Section 17 herein.

(vi) If the Foundation requests that the Company continue further development of the HIV Vaccine Product, TB Vaccine Product, and/or any Vaccinal Antibody Product, or the Foundation and the Company proceed with one or more additional Global Health Projects pursuant to Sections 3(a)(iv) or 3(a)(v), any such further development or Global Health Project will be documented in a definitive agreement mutually agreed in good faith between the Foundation (or a Foundation-supported Entity) and the Company and project plan, which may include [***]. The Foundation and the Company will [***]. The specific level of funding responsibilities for the additional work will be decided as mutually agreed in good faith in writing by the parties. The Foundation shall be [***]. Any additional work may be divided into milestones or phases. The Foundation will have the right, at its sole discretion, to continue providing funding (directly or through a Foundation-supported Entity) to advance the HIV Vaccine Product, TB Vaccine Product, any Vaccinal Antibody Product, and/or any product developed in connection with any other Global Health Project through to product launch of a final product for the purpose of enabling Global Access. In the event the parties [***].

In addition, if the HIV Vaccine Product, TB Vaccine Product, any Vaccinal Antibody Product, and/or any products developed under the additional Global Health Project proceeds to [***], the Company will work in good faith with the Foundation to develop and execute [***] that will enable the Company to [***]. The [***] will be determined by the Foundation and the Company based upon [***]. The price of such products in Developing Countries will be such that the products are affordable to the Foundation’s target beneficiaries in the Developing Countries, but in no case will the price exceed COGS plus [***]. The [***]. The specific level of funding responsibilities for such plan will be decided as mutually agreed in good faith in writing by the parties. The Foundation shall be [***]. The Foundation will have the right to inspect the Company’s records pursuant to Section 7 herein, in order [***] for so long as is necessary to ensure compliance with this Section 3(a)(vi).

(vii) Global Health Project Governance and Oversight. The Parties will cooperate together in good faith to oversee the progress of the Global Health Projects towards meeting the Charitable Objectives according to the following framework.

(A) Project Level Meetings. On a [***] basis, and in addition on an ad hoc basis as needed, [***] for each of the HIV Vaccine Program, TB Vaccine Program, Vaccinal Antibody

Development Program, and any other Global Health Project then in process to discuss the progress for each respective project. Should these meetings identify issues that cannot be resolved by the project team, senior leadership may be engaged in alignment with Section 3(a)(vii)(B) below.

(B) Escalation. For issues escalated by the Project Level Meetings or that arise independently that require real time senior-level communication, there will be ad hoc discussions between a designated senior representative of the Company (e.g., VP level or above member of the Company’s research leadership team) and one senior representative of the Foundation (e.g., Director or Senior Advisor level).

(C) [***] Evaluation Meetings. On a [***], the Company and the Foundation will meet to discuss each of the HIV Vaccine Program, TB Vaccine Program, Vaccinal Antibody Development Program, and any other Global Health Project then in process. Subject to applicable laws including Antitrust Laws, the Company agrees to provide written materials to the Foundation representatives at least [***] days in advance of such meetings to inform the Foundation representatives of the progress of the Global Health Project and form the basis for a discussion of the Global Health Project. Such meetings will include applicable representatives of the R&D, program leadership, global health, alliance management and other relevant functional team membership from the Company, and the relevant program strategy team and the strategic investment fund from the Foundation.

(D) Significant Milestone Meetings. The Company and the Foundation representatives outlined in Section 3(a)(vii)(C) above will also meet at to be agreed upon milestones in the development plan for any Global Health Project (such as upon the results of a clinical trial or when making candidate selection decisions).

(E) All such meetings will be in person if so requested by the Company or the Foundation, and otherwise may be held by videoconference or teleconference. For clarity, the parties may mutually agree to combine meetings for any Global Health Projects as may be appropriate. From time to time, as may be agreed upon by the parties, the discussions may include representatives from other entities, such as [***] subject to applicable laws including applicable Antitrust Laws.

(viii) The Company will ensure that any Funded Developments that are applicable for the treatment, prevention, or amelioration of any Target Diseases and Conditions, and all products (at any stage of development, e.g., from discovery through commercialization) relating to or arising out of any Global Health Project, will be made available and accessible at an affordable price to people most in need within Developing Countries, which price will not exceed COGS plus [***]. The Foundation will have the right to inspect the Company’s records pursuant to Section 7 in order to [***] for so long as is necessary to ensure compliance with this Section 3(a)(viii).

(b) Coordination with Foundation-supported Entities. The Company acknowledges that the Foundation is currently funding research and development projects at various Foundation-supported Entities that are relevant to the development of the HIV Vaccine Product and the TB Vaccine Product, including [***], and their respective Affiliates. Subject in all respects to applicable law, including applicable Antitrust Laws, in connection with the work to be performed on the Platform Technology, HIV Vaccine Program, and TB Vaccine Program pursuant to this Letter Agreement, the Company shall cooperate with these entities in good faith to coordinate its development efforts on the HIV Vaccine Program and TB Vaccine Program with these entities. This process may include [***]. While the coordination, acquisition of rights, and completion of [***] referred to in this paragraph are the responsibility of the Company to effect, the Foundation will assist in these efforts, in particular those that relate to work funded by the Foundation. Nothing in this Letter Agreement constitutes a commitment by the Foundation to make any grants to the Company or a Foundation-supported Entity and the decision to proceed with a grant will be made solely at the Foundation’s discretion. For clarity, no provision of this Letter Agreement will limit or restrict the Foundation’s rights pursuant to any grant agreement or other contract with any third-party. Notwithstanding anything to the contrary, nothing in this Letter Agreement shall require the Company to cooperate or otherwise coordinate with Foundation-supported Entities if doing so would be reasonably likely to violate or give rise to risk of liability under any applicable law, including applicable Antitrust Laws.

(c) [***].

(d) Compliance with Intellectual Property Rights: The Company represents and warrants that, as of the Amendment Effective Date, to the actual knowledge of the Company, the Company has all necessary rights to the Platform Technology in existence at the Amendment Effective Date, the HIV Vaccine Product, the TB Vaccine Product, and the Vaccinal Antibody Product (including all rights in any patents, copyrights, trademarks, trade secrets, data, confidential information, know-how, or other intellectual property or proprietary right) required to fulfill the Company’s obligations under this Letter Agreement and to grant the licenses expressly granted by the Company hereunder. The Company covenants that in the performance of the HIV Vaccine Program, TB Vaccine Program, Vaccinal Antibody Development Program, and any other Global Health Project, the Company will [***] the Platform Technology, the HIV Vaccine Product, the TB Vaccine Product, the Vaccinal Antibody Product, and any product developed in connection with any other Global Health Project (including all rights in any patents, copyrights, trademarks, trade secrets, data, confidential information, know-how, or other intellectual property or proprietary right) required to fulfill the Company’s obligations under this Letter Agreement and any other agreement between the Foundation and the Company related to the development of such products and to grant the licenses expressly granted by the Company hereunder. In connection with the Funded Developments the Company shall comply with all applicable laws and regulations and shall not knowingly violate third-party intellectual property.

The Company will [***] with respect to any Platform Technology acquired or licensed in the future (whether through acquisition of any business, company, or assets, by contract, or otherwise) required to fulfill the Company’s obligations under this Letter Agreement and any other agreement between the Foundation and the Company related to the development of any products in connection with a Global Health Project and to grant the licenses expressly granted by the Company hereunder. Without limiting the foregoing, the Company shall [***], including sufficient use rights for Global Health Projects, sublicense rights encompassing the grant of rights to the Foundation hereunder, and payment provisions that are consistent with those herein and minimize or eliminate any fees, royalties, milestones, or other payments on account of any use for Global Access and the grant and exercise of the sublicense to the Foundation hereunder.

Without limiting the foregoing, the Company agrees that it will [***]. In addition, the Company [***]. In the event any milestones or royalties are payable to [***] on sales of a product developed in connection with any Global Health Project intended for use in the Developing Countries, such amounts would be included in the definition of COGS with respect to such product.

(e) Publication. The Company will use [***] to:

(i) Publish the scientific results and information developed in connection with each Global Health Project within a reasonable period of time after the information or results are obtained, with due regard to reasonable delays or limitations on content of these publications that are necessary to protect intellectual property.

(ii) [***].

(iii) [***].

(iv) If the Company seeks publication of Funded Developments in a peer reviewed journal, such publication must be under “open access” terms and conditions consistent with the Foundation’s Open Access Policy attached hereto as Appendix 7.

(f) Non-Exclusive License.

(i) Solely upon the occurrence, if any, of a License Trigger, and only in such event, the Company hereby grants the Foundation a [***]; provided that, in each case, the license to the Funded Developments and the Platform Technology is limited [***]. The Foundation and the Company agree and acknowledge that, in order to achieve Global Access and make the Funded Developments available and accessible in Developing Countries, certain activities may be required to occur in one or more developed countries, like manufacture, distribution, or sale (such as to an entity procuring a product for use in Developing Countries). Accordingly, the license to the Foundation shall [***]. The definitive agreements with respect to any additional Global Health Project will include, to the extent applicable, license provisions with respect to the Global Health Project consistent with the license provisions set forth in this Letter Agreement. For the avoidance of doubt, to the extent any additional fees, royalties, milestones or other payments are payable to any third-party solely as a result of the Company’s grant of, or the Foundation’s exercise of, the license granted pursuant to this paragraph, the Foundation shall be responsible for all such payments to the extent such fees, royalties, milestones or other payments are for the benefit of the Foundation or a Foundation-supported Entity and the payment of such fees, royalties, milestones or other payments would not constitute a taxable expenditure under Treasury Regulation 53.4945-6(a)-(b); provided, that the Company may renounce any non-incidental benefit received by the Company related thereto and, in such event, the Foundation shall pay the full amount of such additional fees, royalties, milestones or other payments.

(ii) License Triggers. Notwithstanding the forgoing license grants, the Foundation shall only exercise its rights under the license (including its sublicensing rights) during the pendency of the occurrence of at least one of the following, and, in any event, not prior to the end of the [***] period set forth in the last paragraph of this Section 3(f)(ii) (each a “License Trigger”):

(A) a Charitability Default;

(B) the Company either: (i) indicates in writing that it is unwilling or unable to commence, proceed, or continue with development of the HIV Vaccine Product, TB Vaccine Product, Vaccinal Antibody Product, or any other Global Health Project previously agreed to by the Company, or (ii) fails to commence, proceed, or continue with development of the HIV Vaccine Product, TB Vaccine Product, Vaccinal Antibody Product, or such other Global Health Project within [***] of receipt of a written notice from the Foundation [***]. For the avoidance of doubt, a License Trigger shall not be deemed to have occurred pursuant to this Section 3(f)(ii)(B) if the HIV Vaccine Program, the TB Vaccine Program, the Vaccinal Antibody Development Program, or any other Global Health Project is [***]; or

(C) the Company institutes any bankruptcy, insolvency, reorganization for the benefit of creditors, dissolution, liquidation, or similar proceeding relating to it under the laws of any jurisdiction or any such proceeding is instituted against the Company.

If either the Foundation or the Company becomes aware of a License Trigger, it will promptly notify the other party in writing of the occurrence of a License Trigger, setting forth in reasonable detail the reasons therefor. If the Company disputes the Foundation’s belief that a License Trigger has occurred, the Company and the Foundation will [***], after which time, such dispute will be decided in accordance with the dispute resolution procedure described in Section 17 herein. If the parties have not resolved such dispute prior to the end of the License Negotiation Period, then during the pendency of the dispute resolution procedure described in Section 17 herein, the Foundation may exercise the license pursuant to Section 3(f)(i) and the Company will enable the Foundation to do so pursuant to Section 3(h) (and the dispute resolution procedure shall continue notwithstanding the exercise of such license grant), provided that: [***]; (y) until such time as the dispute is finally decided against the Company pursuant to the dispute resolution procedure described in Section 17: [***]; and (z) if the dispute is finally decided in favor of the Company pursuant to the dispute resolution procedure described in Section 17: [***].

(g) Modifications. The principal purpose of the license granted to the Foundation is to ensure that Global Access is achieved as rapidly as reasonably practicable. The parties acknowledge that product launch and/or distribution of Company products and processes for the benefit of end users in Developing Countries may require worldwide commercialization and /or distribution rights to be maintained by a single party. During the implementation of the Global Health Projects, the Company may demonstrate, on a case-by-case basis, to the satisfaction of the Foundation that Global Access can best be achieved in a particular case without such a license. In such a case, the Foundation and the Company may modify or terminate in whole or in part the foregoing license as mutually agreed as reflected in a signed writing.

(h) Cooperation; Technology Transfer. The Company agrees to use Reasonable Efforts to enable the Foundation or its sublicensees to exercise their rights hereunder, which efforts shall include, as reasonably required, [***]. For the avoidance of doubt in the event of an exercise of the license pursuant to Section 3(f), the obligations under this paragraph shall not require the Company to incur additional expenses or to make additional payments to [***], unless the Foundation or a Foundation-supported Entity is willing to pay such additional expenses or payments.

In connection with the exercise of the foregoing licenses under Section 3(f), the Company’s use of Reasonable Efforts shall include, as reasonably required: [***]. The Foundation will pay all reasonable third-party costs and expenses incurred by the Company as a result of complying with the preceding sentence, if any.

(i) Duration. The Global Access Commitments commenced on December 23, 2016, and are ongoing and will continue for as long as the Foundation continues to be a charitable entity (including following the exercise of the Withdrawal Right). For clarity, the Global Access Commitments will continue as to any Funded Developments that are assigned, sold, transferred, or exclusively licensed to a third-party.

4. Third-Party Costs.

Except as otherwise provided in this Letter Agreement, the Company shall be responsible for all costs associated with its technology and intellectual property owned, controlled or licensed-in. Without limiting the foregoing, the Company shall use Reasonable Efforts to [***].

5. Obligations in the Event of a Sale of the Platform Technology or Company; Preservation of Global Access Commitments.

In the event that all or substantially all of the Company’s assets, the Platform Technology owned or controlled by the Company, or the Funded Developments are transferred to, exclusively licensed to, sold or acquired by a third-party, the Company will require the purchaser, transferee, licensee, or acquirer to assume the Global Access Commitments in a written agreement that is reasonably acceptable to the Foundation. The Company will not grant to a third-party any rights or enter into any arrangements or agreements (including any amendment or modification to the Existing Agreements) that would limit or restrict the Foundation’s rights pursuant to the Global Access Commitments, including the Foundation’s right to enter into Global Health Projects with the Company, unless such third-party expressly assumes such Global Access Commitments to the reasonable satisfaction of the Foundation. Consistent with the preceding sentence, the Company covenants that if the Company decides to no longer pursue the TomegaVax technology and is required to negotiate in good faith with the individuals who are parties to the Existing Agreements (collectively, the “Consultants”) to find an alternative manner in which the Consultants can continue to develop the TomegaVax technology, the Company will not enter into any exclusive arrangement with the Consultants or grant to the Consultants any rights or enter into any arrangements or agreements that would limit or restrict the Foundation’s rights pursuant to the Global Access Commitments. For clarity, notwithstanding anything to the contrary in this Letter Agreement, (a) the Foundation’s rights hereunder which exist on the date of the transfer, sale, or acquisition of the Company’s Platform Technology, Funded Developments, or other assets to or by a third-party shall not be terminated by such transfer, sale, or acquisition and (b) if a third-party acquires the Company, any capabilities, technology, and intellectual property rights which the third-party acquirer owned prior to the closing of any such acquisition transaction or develops or acquires after the closing of any such transaction without any use of the Funded Developments will not be considered Platform Technology.

6. Withdrawal Right.

(a) The Withdrawal Right described and defined in this Section 6 will be triggered only as a result of a Charitability Default. For the avoidance of doubt, the Withdrawal Right and the Charitability Default will not be triggered by [***], so long as the Company has not breached its obligations under this Letter Agreement.

(b) A “Charitability Default” will occur if the Company either (i) fails to comply, in any material respect, with the restrictions in Sections 2(c) and 9 of this Letter Agreement on the use of funds from the Foundation Investment or the other related U.S. legal obligations set forth in this Letter Agreement, including without limitation the requirements set forth in Sections 7, 11, and 12 below, or (ii) is in material breach of the Global Access Commitments. Each party agrees to promptly notify the other party in writing if it has knowledge of any Charitability Default and the Company shall thereafter provide to the Foundation a proposed strategy to remedy the Charitability Default.

(c) If the Company fails to cure the Charitability Default within [***] of receipt of the above described notice (provided that solely for purposes of this Section 6 in the event the Company disputes that a Charitability Default has occurred, such [***] period will commence upon a decision that a Charitability Default has occurred pursuant to the dispute resolution process described in Section 17); and the Foundation holds any securities of the Company issued in connection with the Foundation Investment, including securities issued in respect of or upon conversion or exercise of such securities (collectively, the “Foundation Stock”), the Company shall have the obligation, if requested by the Foundation, to redeem or arrange for a third-party to purchase all (but not less than all) of the Foundation Stock (the “Withdrawal Right”), provided that any such redemption or repurchase shall be made only to the extent permitted by applicable law concerning distributions to holders of equity interests. Without limiting the foregoing, if the Company is unable to redeem all of the Foundation Stock, and no third-party purchases the Foundation Stock, then the Company shall use commercially reasonable efforts to effect the Withdrawal Right, consistent with the Code and applicable law, as soon as practicable thereafter, provided that to the extent any redemption of the Foundation Stock pursuant to this Section 6(c) would have [***]. For the avoidance of doubt, the Foundation shall cease to be a stockholder for all purposes effective as of the date such Foundation Stock is redeemed and, thereafter, the sole right of the Foundation with respect to its ownership of Foundation Stock shall be to receive such redemption payment. During the period when the Company is unable to exercise its obligation to redeem or find a purchaser of the Foundation Stock, the Company shall [***] until such time as the Company has fulfilled the Withdrawal Right with respect to all of the Foundation Stock).

(d) For redemption or purchase by a third-party pursuant to Section 6(c), Foundation Stock shall be valued at the greater of (i) the original purchase price attributable to such shares (the “Minimum Purchase Price”) or, at the option of the Foundation, (ii) the then current Fair Market Value.

(e) If the Foundation Stock is sold or redeemed in connection with a Withdrawal Right, the Foundation will have a look back right by which, in the event that (i) the Company consummates a Sale Transaction or (ii) the Company signed a binding letter of intent or binding term sheet or entered into any definitive agreement (each, a “Binding Agreement”) with respect to such Sale Transaction at any time prior to the [***] anniversary of the first date that any of the Foundation Stock was redeemed or sold, then the Foundation will receive compensation equal to the excess of what it would have received in such transaction if it still held the Foundation Stock at the time of such Sale Transaction over what it actually received in the sale or redemption of the Foundation Stock; provided that such Sale Transaction actually closes prior to the first anniversary of the first date that any of the Foundation Stock was redeemed or sold. For clarity, if the Company does not enter into any Binding Agreement until after the [***] anniversary of the initial sale or redemption date of the Foundation Stock, then the Foundation’s look-back right set forth in this Section 6(e) will terminate and be of no further force and effect.

(f) If at the time that the Foundation has requested to exercise its Withdrawal Right, the Foundation Stock consists of a class of securities of the Company that (i) is registered under section 12 (or any successor provision) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) is not subject to restrictions from trading under the Securities Act or state securities laws and (iii) is listed on a U.S. national securities exchange and the Company is current in filing its financial reports and other required filings with the Securities and Exchange Commission (the “SEC”), then the Company will not be required to redeem or find a purchaser for the Foundation Stock if the Foundation elects to and is able to sell the Foundation Stock on a securities exchange for at least the Minimum Purchase Price. If the Foundation elects to sell the Foundation Stock to the public pursuant to this Section 6(f) and the Foundation receives less than the Minimum Purchase Price, then the Company will pay the Foundation as soon as practicable the difference between the amount received by the Foundation as a result of the sale of the Foundation Stock on the securities exchange and the amount of the Minimum Purchase Price.

(g) For the avoidance of doubt, notwithstanding any exercise of the Withdrawal Right, the Foundation will continue to be entitled to enforce its rights under the Global Access Commitments.

7. Required Reporting; Audit Rights

In addition to any reports required to be delivered to the Foundation pursuant to the Investment Documents, the Company shall furnish, or cause to be furnished, to the Foundation the following reports and certifications:

(a) Within [***] after the end of each of the Company’s fiscal years during which the Foundation owns any Foundation Stock or any loans from the Foundation to the Company are outstanding, a certificate from the Company signed by an officer or director of the Company and substantially in the form attached to this Letter Agreement as Appendix 7, certifying that the requirements of the Foundation Investment set forth in this Letter Agreement were met during the immediately preceding fiscal year, describing the use of the proceeds of the Foundation Investment and summarizing the Company’s progress toward achieving the Global Access Commitments;

(b) Within [***] after the end of the Company’s fiscal year during which the Foundation ceases to own any Foundation Stock or all loans from the Foundation to the Company cease to be outstanding, a certificate from the Company signed by an officer or director of the Company and substantially in the form attached to this Letter Agreement as Appendix 8, certifying that the requirements of the Foundation

Investment set forth in this Letter Agreement were met during the term of the Foundation Investment, describing the use of the proceeds of the Foundation Investment and summarizing the Company’s progress toward achieving the Global Access Commitments;

(c) Any other information respecting the operations, activities, and financial condition of the Company as the Foundation may from time to time reasonably request to discharge any expenditure responsibility, within the meaning of Sections 4945(d)(4) and 4945(h) of the Code, of the Foundation with respect to the Foundation Investment, and to otherwise monitor the charitable benefits intended to be served by the Foundation Investment; provided, that the Foundation will reimburse the Company for any reasonable third-party expenses incurred by the Company in order to prepare any information the Company is required to prepare solely as a result of this Section 7(c); and

(d) Full and complete financial reports of the type ordinarily required by commercial investors under similar circumstances to the extent required pursuant to Treasury Regulation 53.4945-5(b)(4); provided that as long as the Company is a reporting company under the Exchange Act, the timely filing of quarterly, annual and current reports pursuant to section 13 or 15(d) of the Exchange Act and all other required filings with the SEC shall be deemed to satisfy the financial reporting obligations in this Section 7(d).

(e) The Company will maintain books and records adequate to provide information ordinarily required by commercial investors under similar circumstances, including copies of any reports submitted to the Foundation related to each Global Health Project. The Company will retain such books, records, and reports for [***] and will make such books, records, and reports available at reasonable times to enable the Foundation to [***].

(f) The Company will permit employees or agents of the Foundation who are bound by written confidentiality obligations or policies at least as restrictive as those set forth herein, at any reasonable time and upon reasonable prior notice, during normal business hours, to examine or audit the Company’s books and accounts of record and to make copies and memoranda of the same, in each case, at the Foundation’s expense, to audit the Company’s compliance with the use of the Foundation’s funds; provided that the Foundation will not conduct such an examination more frequently than once per year unless: (i) required due to an audit, request, or inquiry of the Foundation by the Internal Revenue Service; or (ii) the Foundation has a reasonable belief that a Charitability Default has occurred. If the Company maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third-party, the Company, upon request of the Foundation, will notify such party to permit the Foundation access to such records at reasonable times and to provide the Foundation with copies of any records it may reasonably request in connection with such audit, request or inquiry, all at the Foundation’s expense.

8. Assignment.

Notwithstanding anything in this Letter Agreement to the contrary, (a) the Foundation will have the right to assign this Letter Agreement (in whole but not in part) or transfer the Foundation Stock, subject to securities laws, to (i) any successor charitable organization of the Foundation from time to time that is a tax exempt organization as described in Section 501(c)(3) of the Code, or (ii) any tax exempt organization as described in Section 501(c)(3) of the Code controlled by one or more trustees of the Foundation; and (b) the Company will have the right to assign this Letter Agreement (in whole but not in part) without the consent of the Foundation or any other person: (x) in connection with a Sale Transaction, subject to the terms of Section 5; and (y) to any Affiliate of the Company (provided, that: (A) such Affiliate has adequate financial resources to perform the Company’s obligations under this Letter Agreement; and (B) in the event any such Affiliate ceases to have adequate financial resources to perform the Company’s obligations under this Letter Agreement, the Company shall be secondarily liable for such obligations). Except as provided in the preceding sentence, neither party shall have the right to assign (whether by merger, sale of stock, sale or license of assets, or otherwise) this Letter Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, conditioned, or delayed. The Foundation or the Company, as applicable, will notify the other party of any such proposed assignment, including the identity of the assignee, in a timely manner. For the avoidance of doubt, if the Foundation transfers the Foundation Stock as permitted by this Section 8, the Foundation may assign to any such transferee all of its rights attached to such Foundation Stock, including the Withdrawal Right.

9. Prohibited Uses.

The Company shall not expend any proceeds of the Foundation Investment to carry on propaganda or otherwise to attempt to influence legislation, to influence the outcome of any specific public election or to carry on, directly or indirectly, any voter registration drive, or to participate or intervene in any political campaign on behalf of or in opposition to any candidate for public office within the meaning of Section 4945(d) of the Code. The proceeds of the Foundation Investment shall not (a) be earmarked to be used for any activity, appearance or communication associated with the activities described in the foregoing sentence, or (b) be intended for the direct benefit, and will not directly benefit, any person actually known to the Company (including after being identified to the Company by the Foundation) as having a personal or private interest in the Foundation, including without limitation, descendants of the founders of the Foundation, or persons related to or controlled by, directly or indirectly, such persons; provided, that in no event shall the Company (or any of its officers, directors, employees, agents, or representatives) have any duty of inquiry with respect to the foregoing.

For the avoidance of doubt, except as otherwise expressly permitted in this Letter Agreement, the Company will not use the Foundation Investment to pay a dividend or redeem shares.

10. Disqualified Person.

The Company represents and warrants to the Foundation that, as of the Amendment Effective Date, neither the Company nor, to the actual knowledge of the Company, any shareholder of the Company is a “disqualified person” with respect to the Foundation (as the term “disqualified person” is defined in Section 4946(a) of the Code). The Foundation represents and warrants to the Company that as of the Amendment Effective Date, the Foundation does not, and one or more disqualified persons with respect to the Foundation do not, directly or indirectly, control the Company.

11. Anti-Terrorism.

The Company will not use any portion of the Foundation Investment, directly or indirectly, in support of activities (a) prohibited by U.S. laws related to combatting terrorism; (b) with persons on the List of Specially Designated Nationals (www.treasury.gov/sdn) or entities owned or controlled by such persons; or (c) with countries or territories against which the U.S. maintains comprehensive sanctions (currently, Cuba, Iran, Syria, North Korea, and the Crimean Region of Ukraine), unless such activities are fully authorized by the U.S. government under applicable law and specifically approved by the Foundation in its sole discretion.

12. Anti-Corruption and Anti-Bribery.

The Company will not offer or provide money, gifts, or any other things of value directly or indirectly to anyone in order to improperly influence any act or decision relating to the Foundation or any activities contemplated by this Letter Agreement or the Company’s organizational documents (e.g., certificate of incorporation), including by assisting any party to secure an unlawful advantage. Training and information on compliance with these requirements are available at www.learnfoundationlaw.org.

13. Public Reports; Use of Name.

Each of the Foundation and the Company may include information on this investment in its periodic public reports and may make the investment public at any time on its web page and as part of press releases, public reports, speeches, newsletters, and other public documents; provided that public communications about the Foundation Investment made by the Company shall indicate that the Foundation Investment was made by the Foundation in furtherance of the Foundation’s charitable purposes; provided, however, that the Foundation may not publicly disclose this Letter Agreement or the Antibody Development Investment prior to the Amendment Effective Date. Any announcement of the Foundation Investment by any third-party will require the prior written approval of the Foundation and the Company. Other than with respect to the foregoing rights, each party shall also obtain the other party’s prior written approval for any other use of the other party’s name or logo in any respect; provided, that each party may use the other party’s name for any uses that have been previously approved in writing by such party. Notwithstanding the foregoing, each party’s name and logo will not be used by the other party in any manner to market, sell or otherwise promote the Company, its products, services, and/or business.

14. Indemnification.

(a) Company Indemnity. The Company will indemnify, hold harmless, and defend the Foundation and its co-chairs, trustees, directors, officers, employees, and representatives other than Foundation sublicensees (collectively, the “Foundation Indemnitees”) from and against any and all judgments, settlements, damages, penalties, losses, liabilities, and costs (including reasonable attorneys’ fees and costs) as a result of third-party causes of action, claims, suits, or legal proceedings (each a “Claim”) finally awarded to such third-party by a court of competent jurisdiction against any of the Foundation Indemnitees or agreed to as part of a monetary settlement of the Claim and arising out of or relating to: (a) bodily injury, death, or property damage caused by the activities or omissions of the Company, including any development, product launch, or commercialization activities carried out by the Company (including any failure to comply with applicable laws, regulations or rules in connection therewith), or by any Company product (other than to the extent such Claims were caused by commercialization or other activities conducted by a Foundation sublicensee without the involvement of the Company or any of its Affiliates); or (b) any Claim that the Platform Technology, any Funded Development or any Company product (other than to the extent such Claims were caused by commercialization or other activities conducted by a Foundation sublicensee without the involvement of the Company or any of its Affiliates) infringes upon a patent, proprietary, or other intellectual property right of a third-party. The Foundation will give the Company prompt written notice of any Claim subject to indemnification pursuant to this Section 14(a); provided that the Foundation’s failure to promptly notify the Company will not affect the Company’s indemnification obligations except to the extent that the Foundation’s delay prejudices the Company’s ability to defend the Claim. The Company will have sole control over the defense and settlement of each and every Claim subject to indemnification pursuant to this Section 14(a), with counsel of its own choosing which is reasonably acceptable to the Foundation; provided that the Company conducts the defense actively and diligently at the sole cost and expense of the Company and provided further that the Company will not enter into any settlement that adversely affects, in any material respect, any Foundation Indemnitee without the applicable Foundation Indemnitee’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The Foundation will provide the Company, upon request, with reasonable cooperation in connection with the defense and settlement of the Claim. Subject to the Company’s rights above to control the defense and settlement of Claims, the Foundation and any Foundation Indemnitee may, at its own expense, employ separate counsel to monitor and participate in the defense of any Claim under this Section 14(a). For the avoidance of doubt, the Company shall have no liability to the Foundation or any obligation to indemnify the Foundation pursuant to this Section 14(a) to the extent such claim arises out of the Foundation’s fraud, negligence, or willful misconduct.

(b) The parties will not be liable to each other for any indirect, incidental, consequential, or special damages (including lost revenues, lost savings, or lost profits suffered by such other party) suffered by such other party arising under or in connection with this Letter Agreement, regardless of the form of action, whether in contract or tort, including negligence of any kind whether active or passive, and regardless of whether the party knew of the possibility that such damages could result; provided that to the extent a Foundation Indemnitee is entitled to be indemnified hereunder for Claims of third parties and such third-party has been awarded indirect, incidental, consequential, reliance, or special damages (including lost revenues, lost savings, or lost profits), the Company’s indemnification obligations to the Foundation Indemnitee shall extend to and include such third-party’s indirect, incidental, consequential, reliance, or special damages (including lost revenues, lost savings, or lost profits). The parties further agree that under no circumstances will any party be liable to the other party (or to any Foundation Indemnitee) more than once for the same losses arising under or in connection with this Letter Agreement.

(c) The Foundation agrees that it will, as a condition to the grant of any sublicense hereunder, enter into an agreement with the sublicensee(s) that is consistent with industry standards at the time with respect to indemnification of the Company for costs, liabilities, and expenses arising from the conduct of activities by or on behalf of such sublicensee(s) in exercising such sublicense.

15. Entire Agreement; Modification.

The terms and conditions set forth in this Letter Agreement are in addition to the provisions stated in the Investment Documents and the terms and conditions of this Letter Agreement shall prevail over any inconsistent provision in any Investment Document. Unless mutually agreed otherwise by the Parties, to the extent any of the Global Access Commitments (including, for clarity, the definitions of Funded Developments and Platform Technology) in this Letter Agreement are inconsistent with any global access terms in any existing grant agreements between the Parties in connection with the HIV Vaccine Program and TB Vaccine Program, or future grant agreements (including any amendments to existing grant agreements) with respect to the development of the HIV Vaccine Product, TB Vaccine Product, HIV Vaccinal Antibody Product, and/or Malaria Vaccinal Antibody Product up through the completion of the first Phase 2 clinical trial for such respective product, the terms and conditions of this Letter Agreement shall prevail solely to the extent necessary to resolve such inconsistency. The Parties acknowledge that current and future grant agreement-specific global access terms that are not included in this Letter Agreement may be necessary to advance global access objectives prior to the completion of the first Phase 2 clinical trial for each respective product as noted in the preceding sentence, but such terms shall not contravene the Global Access Commitments nor modify the definitions of Funded Developments and Platform Technology in this Letter Agreement unless mutually agreed by the Parties. No change, modification or waiver of any term or condition of this Letter Agreement shall be valid unless it is in writing, it is signed by the party to be bound, and it expressly refers to this Letter Agreement.

16. Authority; Governing Law.

Each of the signatories below covenants, represents, and warrants that as of the Amendment Effective Date, he, she, or it had all authority necessary to execute this Letter Agreement and that, on execution, this Letter Agreement will be fully binding and enforceable in accordance with its terms, and that no other consents or approvals of any other person or third parties are required or necessary for this Letter Agreement to be so binding. This Letter Agreement shall be governed by the laws of the State of Washington, excluding provisions of conflicts of laws which would result in the application of the law of any other jurisdiction.

17. Dispute Resolution.

(a) Except as specifically otherwise provided herein, any disagreement or dispute between the parties arising out of or related to this Letter Agreement (a “Dispute”), shall be resolved in the manner provided in this Section 17. Should there develop a Dispute, such Dispute shall be resolved in the order of preference of Sections 17(b) - (d) below.

(b) [***].

(c) [***].

(d) [***].

(e) [***].

(f) [***].

(g) [***].

(h) [***].

(i) Both parties agree to continue performing their obligations under this Letter Agreement pending the resolution of any Dispute that is being resolved hereunder unless and until such obligations are terminated or expire in accordance with the provisions of this Letter Agreement.

(j) Notwithstanding the foregoing, and without waiting for the expiration of the time periods set forth above, each party shall have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect its rights or property. Furthermore, nothing herein shall prevent the parties from resorting to a court of competent jurisdiction in those instances where preliminary injunctive relief would be appropriate, pending final resolution of the Dispute through arbitration. Nothing in this Section 17 shall be construed to prevent a party from instituting formal proceedings at any time to avoid the expiration of any statute of limitations period or to preserve a superior position with respect to other creditors. For the avoidance of doubt, to the extent this Letter Agreement permits the parties to apply for relief to or institute a proceeding in a court of competent jurisdiction, nothing in this Letter Agreement or any other Investment Document will constitute a waiver of the right to a jury trial in such proceeding.

18. Confidential Information.

(a) Except to the extent expressly authorized by this Letter Agreement or otherwise agreed in writing, the receiving party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Letter Agreement any Confidential Information of the other party (the “Disclosing Party”). Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that: (i) it can be established by written documentation of the Receiving Party that such information is generally available to the public other than through unauthorized disclosure thereof by the Receiving Party; (ii) such information is lawfully acquired from other sources which are not prohibited from disclosing such information, and without obligation of confidentiality; (iii) such information is approved for disclosure by the consent of the Disclosing Party; or (iv) such information is independently developed by the Receiving Party without use or reference to the Disclosing Party’s Confidential Information.

(b) Nothing in this Letter Agreement will be interpreted as placing any obligation of confidentiality or non-use on the Receiving Party with respect to any Confidential Information that the Receiving Party is required to disclose pursuant to law, regulation, or court order. In the event that Confidential Information is required to be disclosed by the Receiving Party pursuant to law, regulation, or court order, the Receiving Party shall make all reasonable efforts to notify the Disclosing Party of such requirement, in order to allow the Disclosing Party to seek a protective order or seek confidential treatment of such information.

(c) The Receiving Party may disclose Confidential Information of the Disclosing Party to its trustees, directors, officers, employees, consultants, and advisors (including lawyers and accountants) on a need to know basis, in each case subject to appropriate confidentiality provisions (or professional standards) reasonably acceptable to the Disclosing Party.

(d) Notwithstanding any other provision of this Letter Agreement, nothing herein shall prohibit the Foundation from any of the following: (i) analyzing Confidential Information; (ii) comparing the Confidential Information to information in the possession of the Foundation; or (iii) making any grant or other investment to, or entering into any agreement with, any third-party in furtherance of the Foundation’s charitable purpose, so long as in doing so, the Foundation does not disclose any Confidential Information except as permitted pursuant to Sections 18(a) through (c).

19. Counterparts.

This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be deemed to be and constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Letter Agreement to be executed as of the date first written above.

BILL & MELINDA GATES FOUNDATION

By:	/s/ Carolyn Ainslie

Name: Carolyn Ainslie
Title: Chief Financial Officer

Vir Biotechnology, Inc.

By:	/s/ Howard Horn

Name: Howard Horn
Title: Chief Financial Officer

Appendix 1

Developing Countries

[***]

Appendix 2

Existing Agreements

[***]

Appendix 3

Vaccinal Antibody Development Program

Appendix 4

Platform Technology Objectives

[***]

Appendix 5

[***]

Appendix 6

HIV Antibody Product – Lead Selection Framework

[***]	[***]
[***]	[***]
[***]	[***]

HIV Antibody Product – Other Key Product Criteria

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Appendix 7

[OFFICER’S/DIRECTOR’S] CERTIFICATE

VIR BIOTECHNOLOGY, INC.

[DATE]

This certificate is being delivered by Vir Biotechnology, Inc., a Delaware corporation (the “Company”), pursuant to Section 7(a) of the Letter Agreement between the Company and the Bill & Melinda Gates Foundation dated as of January ___, 2022 (the “Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Letter Agreement.

The Company certifies as follows:

1. During the fiscal year ended [DATE], the Company met the requirements of the Foundation Investment as set forth in the Letter Agreement that were required to be complied with or performed by the Company during such time period.

2. Attached as Exhibit A to this certificate is a description of the Company’s use of proceeds of the Foundation Investment during the fiscal year ended [DATE].

3. Attached as Exhibit B to this certificate is the Company’s evaluation of the Company’s progress with respect to the HIV Vaccine Program, TB Vaccine Program, Vaccinal Antibody Development Program, and Funded Developments, including information regarding progress against the Global Access Commitments (as set forth in the Letter Agreement) during the fiscal year ended [DATE].

IN WITNESS WHEREOF, the undersigned has executed this certificate and has caused this certificate to be delivered on the date first above written.

Vir Biotechnology, Inc.

By:

Name:
Title:

Appendix 8

[OFFICER’S/DIRECTOR’S] CERTIFICATE

VIR BIOTECHNOLOGY, INC.

[DATE]

This certificate is being delivered by Vir Biotechnology, Inc., a Delaware corporation (the “Company”), pursuant to Section 7(b) of the Letter Agreement between the Company and the Bill & Melinda Gates Foundation dated as of January ___, 2022 (the “Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Letter Agreement.

The Company certifies as follows:

1. During the term of the Foundation Investment, the Company met the requirements of the Foundation Investment as set forth in the Letter Agreement that were required to be complied with or performed by the Company during such time period.

2. Attached as Exhibit A to this certificate is a description of the Company’s use of proceeds of the Foundation Investment during the term of the Foundation Investment.

3. Attached as Exhibit B to this certificate is the Company’s evaluation of the Company’s progress with respect to the HIV Vaccine Program, TB Vaccine Program, Vaccinal Antibody Development Program and Funded Developments, including information regarding progress against the Global Access Commitments (as set forth in the Letter Agreement) during the term of the Foundation Investment.

IN WITNESS WHEREOF, the undersigned has executed this certificate and has caused this certificate to be delivered on the date first above written.

Vir Biotechnology, Inc.

By:

Name:
Title:

Appendix 9

Gates Foundation Open Access Policy

The Bill & Melinda Gates Foundation is committed to information sharing and transparency. We believe that published research resulting from our funding should be promptly and broadly disseminated. We have adopted an Open Access policy that enables the unrestricted access and reuse of all peer-reviewed published research funded, in whole or in part, by the foundation, including any underlying data sets.

As of January 1, 2015, our Open Access policy will be effective for all new agreements. During a two-year transition period, publishers will be permitted to apply up to a 12-month embargo period on the accessibility of the publication and its underlying data sets. This embargo period will no longer be allowed after January 1, 2017.

Our Open Access policy contains the following elements:

1.
Publications Are Discoverable and Accessible Online. Publications will be deposited in a specified repository(s) with proper tagging of metadata.
2.
Publication Will Be On “Open Access” Terms. All publications shall be published under the Creative Commons Attribution 4.0 Generic License (CC BY 4.0) or an equivalent license. This will permit all users of the publication to copy and redistribute the material in any medium or format and transform and build upon the material, including for any purpose (including commercial) without further permission or fees being required.
3.
Foundation Will Pay Necessary Fees. The foundation would pay reasonable fees required by a publisher to effect publication on these terms.
4.
Publications Will Be Accessible and Open Immediately. All publications shall be available immediately upon their publication, without any embargo period. An embargo period is the period during which the publisher will require a subscription or the payment of a fee to gain access to the publication. We are, however, providing a transition period of up to two years from the effective date of the policy (or until January 1, 2017). During the transition period, the foundation will allow publications in journals that provide up to a 12-month embargo period.
5.
Data Underlying Published Research Results Will Be Accessible and Open Immediately. The foundation will require that data underlying the published research results be immediately accessible and open. This too is subject to the transition period and a 12-month embargo may be applied.